Exhibit 10.1

Summary of Raytheon Company Results-Based Incentive Program

This plan summary describes the Results-Based Incentive Program (the “RBI Program”) for Raytheon Company (the “Company”) key employees, including executive officers.

Plan Objectives:

The RBI Program aligns participants’ efforts on attaining pre-established annual organizational goals and provides participants with an annual cash compensation opportunity that contributes to overall competitive variable pay when performance targets are met.

Plan Overview:

Eligibility: Participation is limited to key employees, including executive officers, who are nominated by management. To be eligible, an employee must be (1) active or on a leave of absence as of December 31 and on the date of payment of awards and (2) not subject to a documented corrective action plan for unsatisfactory performance. A former key employee is eligible to participate on a pro-rated basis if termination was due to retirement, layoff or death. Participation in this plan in a given year does not guarantee a payout of any kind, nor does it guarantee or imply continued employment or future participation.

Incentive Targets: Each participant has the opportunity to earn incentive compensation based upon a pre-established individual target expressed as a percentage of annual base salary, using Company-wide guidelines approved by senior management based upon the level of responsibility of the participating key employee. Senior management makes the final selection of participants and determines individual targets. The Management Development and Compensation Committee (the “Committee”) of the Company’s Board of Directors establishes individual payout targets for each officer of the Company based upon an examination of compensation information compiled by an outside consultant from a peer group of public companies. No award shall be more than 200% of an individual’s incentive target.

Program Performance Cycle: The RBI Program performance cycle is annual, based on the calendar year.

Performance Metrics for Program Funding Pool: Each year, the Committee approves specific performance metrics and weightings for the Company for purposes of establishing the pool of available funds to pay RBI Program awards.

Program/Award Funding: Funding of the RBI Program depends upon the extent to which the performance goals are met by the Company and the business units, as determined by the Committee at the end of the year. In addition to the overall funding level of the RBI Program, individual awards under the program are determined based upon (1) the individual’s target expressed as a percentage of annual base salary, (2) the participant’s achievement of individual performance goals and an assessment of the participant’s performance, and (3) the participant’s period of eligibility for the program.

Award Payout: The Committee then approves payout under individual awards for the officers of the Company, and the Board of Directors approves payout of awards for the named executive officers in the Company’s proxy statement. Management approves payout of all other individual awards based upon the performance goals and the individual’s performance.

Administration: The Committee establishes the RBI Program and is responsible for its administration. The Committee has sole authority over the RBI Program and reserves the right to adjust funding, amend, modify or interpret the RBI Program.

December 8, 2006